UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Ark ETF Trust

Address of Principal Business Office:	c/o Ark Investment Management LLC 104 Olmstead Hill Road Wilton, Connecticut 06897

Telephone Number:	(203) 761-1124

Name and Address of Agent for Service of Process:	Corporation Service Company 2711 Centerville Road, Suite 400 Wilmington, DE 19808

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with filing of Form N-8A:   X   Yes          No

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 6th day of September, 2013.

Ark ETF Trust

By:	/s/ Catherine D. Wood
Name:	Catherine D. Wood
Title:	Sole Trustee

Attest:	/s/ Camille Giblin
Name: Camille Giblin
Witness